As filed with the Securities and Exchange Commission on May 22, 2014

Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Infinity Augmented Reality, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	2220 Nostrand Avenue Brooklyn, New York 11210	71-1013330
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

INFINITY AUGMENTED REALITY, INC. 2014 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Ortal Zanzuri, Chief Financial Officer
2220 Nostrand Avenue
Brooklyn, New York 11210
(Name and Address of Agent For Service)

917-677-2084
(Telephone Number, Including Area Code, of Agent For Service)

With a copy to:
Pearl Cohen Zedek Latzer Baratz LLP
1500 Broadway, New York, New York 10036
Attention: Benjamin Waltuch, Esq.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (in Shares)(1)	Proposed Maximum Offering Price Per Share(2) (3)	Proposed Maximum Aggregate Offering Price (2) (3)	Amount of Registration Fee (2) (3)
Common Stock, $0.00001 par value per share, reserved for future grants under the Plan	10,000,000	$0.185	$1,850,000.00	$238.28
Common Stock, $0.00001 par value per share, issuable upon exercise of outstanding options under the Plan	20,000,000	$0.01	$200,000.00	$25.76

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there are also being registered such additional shares of Common Stock that become available under the foregoing plan in connection with changes in the number of shares of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits effected without receipt of consideration.

(2)
Pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended, the proposed maximum offering price per share for shares subject to outstanding options was calculated based on the weighted average price at which the options may be exercised.

(3)
Pursuant to Rule 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended, the proposed maximum offering price per share for shares not subject to outstanding options was calculated on the basis of the average of the high and low prices of our common stock as reported on the Over-the-Counter Bulletin Board on May 21, 2014.

___________

In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, as amended, the Registration Statement will become effective upon filing with the Securities and Exchange Commission.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Infinity Augmented Reality, Inc., a Nevada corporation (formerly known as Absolute Life Solutions, Inc.).  This Registration Statement relates to the shares of our common stock, par value $0.00001 per share, to be offered by us from time to time pursuant to our 2014 Equity Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in our Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10 (a) of the Securities Act.

Item 2.  Registrant Information and Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement on Form S-8 (which documents are incorporated by reference herein), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428 (b) of the Securities Act, and additional information about our Plan are available without charge by contacting:

Ortal Zanzuri, Chief Financial Officer
Infinity Augmented Reality, Inc.
2220 Nostrand Avenue
Brooklyn, New York 11210
Tel: 917-677-2084

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents previously filed by us with the SEC are hereby incorporated by reference into this Registration Statement:

1.	Our annual report on Form 10-K for the year ended August 31, 2013, filed on December 23, 2013, as amended by Form 10-K/A filed on January 7, 2014;

2.	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Form 10-K referred to in item (1) above; and

3.	Our Form 8-A declared effective by the SEC on October 2, 2008, registering our common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act , prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such items), will be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective date of filing.

Any statement contained in a document incorporated by reference in this registration statement will be modified or superseded for all purposes to the extent that a statement contained in this registration statement or in any other subsequently filed document which is incorporated by reference modifies or replaces the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4.   Description of Securities.

The following description of our common stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation, as amended, as well as any filed certificates of designation, our bylaws and any provisions of applicable law.

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share.  Our board of directors has designated 60,000 shares of the preferred stock as the Series A Convertible Preferred Stock and 25,000 shares of the preferred stock as the Series B Convertible Preferred Stock.

Common Stock

a.      Voting Rights.  Except as otherwise provided by law, each share of common stock shall entitle the holder thereof to one vote in any matter that is submitted to a vote of stockholders of our company.

Except as otherwise required by law or as provided in the designations of any class or series of our preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation. Our certificate of incorporation do not provide for cumulative voting in the election of directors.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

b.      Dividends. Subject to the express terms of any preferred stock outstanding from time to time, such dividend or distribution as may be determined by our board of directors may from time to time be declared and paid or made upon the common stock out of any source at the time lawfully available for the payment of dividends, and all such dividends shall be shared equally by the holders of common stock on a per share basis.

c.      Liquidation. The holders of common stock shall be entitled to share ratably, upon any liquidation, dissolution or winding up of the affairs of our company (voluntary or involuntary), in all of our assets that are legally available for distribution, if any, remaining after payment of all of our debts and other liabilities and subject to the prior rights of any holders of our preferred stock of the preferential amounts, if any, to which they are entitled.

We have elected not to be governed by (a) the provisions of Chapters 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes (“NRS”) pertaining to acquisitions of controlling interest and (b) and the provisions of Chapters 78.411 to 78.444, inclusive, of the NRS pertaining to combinations with interested stockholders.

Dividends

We anticipate that all future earnings will be retained to finance our future growth. The payment of dividends, if any, in the future to holders of our common stock is within the discretion of our board of directors and will depend upon our earnings, capital requirements and financial condition and other relevant factors. The holders of our preferred stock, that have a preference in the payment of dividends, if any, must receive such dividends before any dividends can be paid to the holders of our common stock.  We have not paid a dividend on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future but instead intend to retain all earnings, if any, for use in our business operations and to meet our obligations to the holders of our preferred stock having a preference in the payment of dividends.

Transfer Agent and Registrar

The transfer agent for our common stock is VStock Transfer LLC. Our transfer agent’s address is 77 Spruce Street, Cedarhurst, New York 11516.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Nevada Revised Statutes (“NRS” or the “Nevada Statutes”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Our Amended and Restated Articles of Incorporation, as amended to date (the “Articles”), provide for the elimination of liability of our directors and officers for monetary damages for their breach of fiduciary duty to the fullest extent provided by Nevada law.  Also, our Articles provide that our directors and officers shall be indemnified by us against any liability to the fullest extent provided by law and our board of directors may adopt by-laws from time to time with respect to indemnification to provide at all time the fullest indemnification permitted by Nevada law.  The Articles also provide that our board of directors may cause our company to purchase and maintain insurance on behalf of any person who is or was a director or officer of our company.  Our by-laws, as currently in effect, have parallel provisions.

At present, there is no pending litigation or proceeding involving a director, officer or employee regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

The indemnification provisions in our Articles may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have entered into certain indemnification agreements with our officers and directors. The indemnification agreements provide our officers and directors with further indemnification, to the maximum extent permitted by the Nevada Law.

The foregoing summaries are necessarily subject to the complete text of the statute, our Articles and by-laws, respectively, each as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See exhibits listed under the Exhibit Index below.

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing procedures, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy  as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized in Tel-Aviv, Israel, on May 22, 2014.

INFINITY AUGMENTED REALITY, INC.

By:	/s/ Motti Kushnir
Name:	Motti Kushnir
Title:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ Ortal Zanzuri
Name:	Ortal Zanzuri
Title:	Chief Financial Officer

POWER OF ATTORNEY

The undersigned directors and officers of Infinity Augmented Reality, Inc. do hereby constitute and appoint Motti Kushnir and Ortal Zanzuri, his/her true and lawful attorney-in-fact and agent, with full power of substitution, for him/her, and in his/her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post-effective amendments) to the Registration Statement, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or his/her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the listed capacities and on the date as indicated:

Name	Title	Date

/s/ Moshe Hogeg	Chairman and Director	May 22, 2014
Moshe Hogeg

/s/ Enon Landenberg	President and Director	May 22, 2014
Enon Landenberg

/s/Ori Inbar	Director	May 22, 2014
Ori Inbar

/s/Yuval Rabin	Director	May 22, 2014
Yuval Rabin

/s/Sy Stern	Director	May 22, 2014
Sy Stern

EXHIBIT INDEX

Exhibit No.

3.2(A)	By-Laws (1)

3.3	Amended and Articles of Articles of Incorporation (2)

5.1	Opinion of Pearl Cohen Zedek Latzer Baratz LLP (3)

10.35	Infinity Augmented Reality, Inc. 2014 Equity Incentive Plan (4)

10.36	Form of Nonqualified Stock Option Agreement (contained in Exhibit 10.35)

23.1	Consent of Independent Public Accountants (3)

24.1	Power of Attorney (included on the signature page hereto)
___________________________________________________________________
(1)	Filed as Exhibit 3.2 to our Registration Statement on Form SB-2 filed December 24, 2007, and incorporated herein by reference
(2)	Filed as Exhibit 3.3 to our Quarterly Report on Form 10-Q filed July 15, 2010, and incorporated herein by reference.
(3)	Filed herewith.
(4)	Filed as Exhibit 10.35 to our Immediate Report on Form 8-K filed March 31, 2014 and incorporated herein by reference.